Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aquestive Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-226399) on Form S-8 and (No. 333-233716) on Form S-3 of Aquestive Therapeutics, Inc. and subsidiaries (the Company) of our report dated March 11, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10-K of the Company.

Our report refers to a change in the method of accounting for revenue from contracts with customers as of January 1, 2019 due to the adoption of Accounting Standards Codification, Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York
March 11, 2020